Filed with the Securities and Exchange Commission on August 14, 2003

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zoran Corporation
(Exact name of registrant as specified in its charter)

Delaware		94-2794449
(State or other jurisdiction of incorporation or organization)		(I.R.S. employer identification no.)

3112 Scott Boulevard Santa Clara, California 95054
(Address of principal executive offices) (Zip code)

Zoran Corporation
1995 Employee Stock Purchase Plan,
2000 Nonstatutory Stock Option Plan,
Options Assumed by Zoran Corporation
and Granted Under the
Oak Technology, Inc. 1994 Stock Option Plan,
Oak Technology, Inc. 1994 Outside Directors Stock Option Plan,
Oak Technology, Inc. Executive Stock Option Plan,
Oak Technology Inc. 2002 Stock Option Plan for the TeraLogic Group,
Xionics Document Technologies, Inc. 1993 Stock Option Plan,
Xionics Document Technologies, Inc. 1995 Stock Option Plan and

Xionics Document Technologies, Inc. 1996 Stock Option Plan.
(Full title of the plan)

Levy Gerzberg, Ph.D.
President and Chief Executive Officer
Zoran Corporation
3112 Scott Boulevard

Santa Clara, California 95054
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (408) 919-4111.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee

1995 Employee Stock Purchase Plan

Common Stock	575,000	$19.61	$11,275,750.00	$912.21
Par Value $0.001

2000 Nonstatutory Stock Option Plan

Common Stock	8,000,000	$23.07	$184,560,000.00	$14,930.90
Par Value $0.001

Assumed Options under the Oak Technology, Inc. 1994 Stock Option Plan

Common Stock	2,673,565	$16.50	$44,113,822.50	$3,568.81
Par Value $0.001

Assumed Options under the Oak Technology, Inc. 1994 Outside Directors Stock Option Plan

Common Stock	84,331	$27.17	$2,291,273.27	$185.36
Par Value $0.001

Assumed Options under the Oak Technology, Inc. Executive Stock Option Plan

Common Stock	401,626	$9.00	$3,614,634.00	$292.42
Par Value $0.001

Assumed Options under the Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group

Common Stock	652,657	$3.39	$2,212,507.23	$178.99
Par Value $0.001

Assumed Options under the Xionics Document Technologies, Inc. 1993 Stock Option Plan

Common Stock	10,822	$7.92	$85,710.24	$6.93
Par Value $0.001

Assumed Options under the Xionics Document Technologies, Inc. 1995 Stock Option Plan

Common Stock	17,403	$4.41	$76,747.23	$6.21
Par Value $0.001

Assumed Options under the Xionics Document Technologies, Inc. 1996 Stock Option Plan

Common Stock	140,219	$7.69	$1,078,284.11	$87.23
Par Value $0.001

TOTAL	12,555,623		$249,308,728.58	$20,169.08

1                    The securities to be registered include options to acquire such Common Stock.

2                    Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

3                    Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee.  As to shares under the 2000 Nonstatutory Stock Option Plan, the price is based upon the average of the high and low prices of the Common Stock on August 13, 2003, as reported on the National Association of Securities Dealers Automated Quotation System.  As to the shares issuable pursuant to the 1995 Employee Stock Purchase Plan, the price is based upon 85% of the average of the high and low prices of the Common Stock on August 13, 2003, as reported on the National Association of Securities Dealers Automated Quotations System.  As to shares issuable pursuant to outstanding but unexercised options assumed by registrant under the Oak Technology, Inc 1994 Stock Option Plan, Oak Technology Inc. 1994 Outside Directors Stock Option Plan, Oak Technology, Inc. Executive Stock Option Plan, Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group, Xionics Document Technologies, Inc. 1993 Stock Option Plan, Xionics Document Technologies, Inc. 1995 Stock Option Plan, Xionics Document Technologies, Inc. 1996 Stock Option Plan, the price is computed on the basis of the weighted average exercise price of the options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference

Zoran Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)           The Company’s latest annual report on Form 10-K and any amendments thereto, filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission on March 31, 2003.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act  since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)           The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form SB-2 filed on December 15, 1995 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.            Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.            Interests of Named Experts and Counsel

Inapplicable.

Item 6.            Indemnification of Directors and Officers

Section 102(b) of the General Corporation Law of the State of Delaware authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.”  While this statute does not change a director’s duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.  The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.  As permitted by the statute, the Company has adopted provisions in its

Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  The Company’s Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, including in circumstances in which indemnification is otherwise discretionary under such law.  In addition, with the approval of the Board of Directors and the stockholders, the Company has entered into separate indemnification agreements with its directors, officers and certain employees which require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.            Exemption From Registration Claimed

Inapplicable.

Item 8.            Exhibits

See Exhibit Index.

Item 9.            Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on
August 14, 2003.

Zoran Corporation

By:	/s/ Levy Gerzberg
Levy Gerzberg, Ph.D.,
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Zoran Corporation whose signatures appear below, hereby constitute and appoint Levy Gerzberg, Ph.D. and Karl Schneider, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 14, 2003.

Signature	Title

/s/ Levy Gerzberg	President, Chief Executive Officer, and Director (Principal Executive Officer)
Levy Gerzberg, Ph.D.

/s/ Karl Schneider	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
Karl Schneider

/s/ Uzia Galil	Chairman of the Board of Directors
Uzia Galil

/s/ James D. Meindl	Director
James D. Meindl

/s/ James B. Owens, Jr.	Director
James B. Owens, Jr.

/s/ Arthur B. Stabenow	Director
Arthur B. Stabenow

/s/ Philip M. Young	Director
Philip M. Young

EXHIBIT INDEX

4.1

Restated Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on April 2, 2001 (No. 000-27246)

4.2

Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Securities and Exchange Commission, on November 16, 1998 (No. 000-27246)

4.3

Amended and Restated Stock Rights Agreement dated July 30, 1993, among the Company and certain of its stockholders, as amended, is incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, effective on December 14, 1995 (No. 33-98630)

5	Opinion re legality

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Auditors

24	Power of Attorney (included in signature pages to this registration statement)